Exhibit 10.5

NCM FINANCIAL, LLC

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of the 1stday of September 2012 (the “Effective Date”), by and between NCM Financial, LLC, a Texas limited liability company (“Company”), and Michael A. Noel (“Employee”).

R E C I T A L S

Whereas, Company desires and intends to employ Employee as the President of the Company, pursuant to the terms and conditions set forth in this Agreement;

Whereas, both Company and Employee have read and understand the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

A G R E E M E N T

Now, Therefore, in consideration of the premises, recitals, mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, Company and Employee mutually agree as follows:

ARTICLE I – Employment

Company hereby employs Employee and Employee hereby accepts employment upon the following terms, covenants and conditions.

ARTICLE II – Duties

2.1 Duties. Employee is hereby employed as the President of Company, whose duties shall include, but not be limited to,developing the long-term business direction of the Company and implementing commercially reasonable processes and procedures to accomplish said goals and such other related duties from time to time, as may be directed by and subject to supervision by the Managers of the Company or other executive officers of Company. Employee’s title and/or functions may vary during the term of this Agreement.

2.2 Location. Employee shall perform his services for Company primarily at Company’s offices located in the Dallas, Texas area. Employee understands, however, he may, from time to time, be required to travel on business as required by Company to perform the duties as specified in Section 2.1.

ARTICLE III – Term

3.1 Term. Employee’s initial term of employment shall be for a period of three (3) year(s), commencing as of September 1, 2012, but subject to termination of employment pursuant to the provisions of Article VII below.

3.2 Term Renewal. Following Employee’s initial term of employment, his employment shall continue on a year-to-year basis thereafter upon the same terms and conditions stated in this Agreement unless either party provides the other with at least thirty (30) days advance written notice of their intention to terminate this Agreement.

ARTICLE IV – Full Term Employment; Restrictive Covenants

4.1 Devotion of Time. During his employment by Company, Employee will devote all of the time, energy and skill, as a full-time employee, necessary to perform the services required hereunder and the promotion of Company’s interests. Employee shall not actively participate in any other employment, whether for compensation or not, without the prior written consent of Company, nor invest directly or indirectly in any business which engages in activities which are in competition, directly or indirectly, or related to Company or in any way in conflict with the obligations of Employee hereunder.

4.2 Trade Secrets. Employee recognizes and agrees:

(a) Company has confidential and proprietary information which constitute trade secrets (the “Trade Secrets”), including but not limited to, its unique business methods and procedures, its unique methods and procedures of acquiring properties, financing, estimating, bidding, scheduling, implementing, performing and conducting commercial, retail, industrial and residential construction, leasing and sales, its unique marketing and development strategy, its financial and business model utilized in providing products and services to its customers, its pricing policy or services and products, its customer or lender lists, its compensation plans, its ownership and corporate structure and owners, managers, employees, business partners and affiliates;

(b) the Trade Secrets are not in the public domain;

(c) Employee learned or will learn the Trade Secrets only through employment with Company;

(d) the Trade Secrets are valuable assets utilized by Company to compete successfully in its market; and

(e) the damage to Company if its Trade Secrets are divulged to its competitors or any third party is certain and difficult to calculate.

4.3 Confidentiality. Employee agrees he would not have learned of the Trade Secrets but for his employment by Company and his interaction with the highest levels of executive management of Company and, as a result, he shall not divulge, publish or otherwise reveal, either directly or through another, to any person, firm or corporation, either during the term of his employment or thereafter, the Trade Secrets and/or any knowledge or information of a confidential nature received by his during the course of his employment with regard to the products, services, personnel, financial or other affairs of Company or its owners or related companies, and such information shall be kept confidential and shall not in any manner be revealed.

4.4 Non-Compete; Non-Solicitation. Employee acknowledges that his use of knowledge obtained during his employment with Company to compete with Company following termination of his employment with Company would cause direct and irreparable damage to the business operations of Company. Therefore, Employee agrees he shall not within a one hundred (100) mile radius from any office of Company, directly or indirectly, during the term of his employment and for the periods thereafter as set forth below, engage as an employee, officer, director, investor, owner, consultant to or participant in any business in competition with Company, intending to compete with Company, conflicting with the obligations of Employee hereunder, or selling products or services of any kind or nature to customers of Company. Further, during the term of Employee’s employment and for the periods thereafter as set forth below, Employee agrees not to solicit or accept business from, provide consulting services of any kind to or perform any of the services offered by Company for any of Company’s employees, customers or business prospects with whom Employee had business dealings in the year preceding the termination of Employee’s employment. Further, during the term of Employee’s employment and for the periods thereafter as set forth below, Employee agrees not, either on his own account or for any person, firm partnership, corporation, or other entity (a) solicit, interfere with or endeavor to cause any employee of the Company to leave his or her employment, or (b) induce or attempt to induce any such employee to breach his or her agreements with the Company.

The term of Employee’s post-employment obligation to not compete and not solicit in the manner set forth above is set forth in the following schedule:

Event of Termination	Term of Non-Compete & Non-Solicitation
1. For Reasonable Cause – Section 7.1(a) – Criminal Conduct	Five (5) years
2. For Reasonable Cause, other than Section 7.1(a), or voluntary termination by Employee	Two (2) years
3. Without cause	One (1) year

EMPLOYEE HEREBY ACKNOWLEDGES THE TERMS OF THE NON-COMPETE AND NON-SOLICITATION SET FORTH ABOVE ARE REASONABLE LIMITATIONS AS TO TIME, GEOGRAPHICAL AREA AND SCOPE OF ACTIVITY, AND DO NOT IMPOSE A GREATER RESTRAINT THAN IS NECESSARY TO PROTECT THE GOODWILL OR OTHER BUSINESS INTERESTS OF THE COMPANY. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE IS BEING PROVIDED COMPENSATION FOR SUCH TERMS SEPARATE AND DISTINCT FROM EMPLOYEE’S SALARY SET FORTH IN SECTION 5.1 FOR THE DUTIES TO BE PERFORMED AS SET FORTH IN SECTION 2.1. THE SEPARATE AND DISTINCT COMPENSATION OFFERED FOR THE TERMS CONTAINED IN THIS ARTICLE IV IS AS SET FORTH IN SECTION 5.2.

ARTICLE V – Compensation; Benefits

5.1 Salary. As compensation for his services to Company under this Agreement, Company will pay to Employee during the period of his employment hereunder, in installments to be paid semi-monthly, a base salary at the initial rate of One Hundred and Two Thousand and No/100 U.S. Dollars ($102,000.00) per year for years one and two, and One Hundred and Twenty Five Thousand and no/100 U.S. Dollars ($125,000.00) for year three, less applicable state and federal taxes and any other Employee authorized deductions, which may be reduced at the sole discretion of the Company if Company suffers a financial hardship or Employee’s performance of his duties causes Company to suffer a financial detriment. Any reduction shall not constitute a breach of this Agreement by Company.

5.2 Other Consideration. As separate and distinct consideration for the non-compete and non-solicitation terms contained in Article IV, Company will pay to Employee during the period of his employment hereunder, in installments to be paid semi-monthly, an amount equal to One Thousand and No/00 U.S. Dollars ($1,000.00), less applicable state and federal taxes.

5.3 Benefits. Employee may also receive, as fringe benefits, such medical benefits, retirement plan benefits, reimbursements and other benefits as are, from time to time, reasonably determined by Company, for the benefit of Employee and/or his family. Company may cancel any fringe benefit plan existing as of the date of this Agreement. Nothing contained herein shall be construed as requiring Company to provide such other fringe benefit plans or any of them, nor does Company represent such shall be provided. If any such other fringe benefit plans are provided by Company, Company reserves the right to unilaterally cancel all or any one or more of them as provided in any document or agreement establishing such plans, and such cancellation shall in no way be construed as breach of this Agreement by Company nor constitute an excuse for the failure of Employee to continue to comply with the requirements hereof.

5.4 Reimbursement for Expenses. Company shall reimburse Employee for all pre-authorized travel and entertainment expenses and other disbursements incurred by him for or on behalf of Company in the performance of his duties. For such purpose, Employee shall submit to Company vouchers or other acceptable substantiation of such expenses on a monthly basis, all of which shall be reasonable and in accordance with any expense policies adopted by the Company. In the event any reimbursed expense not receiving prior approval or not pursuant to Company policy shall be disallowed as a deduction on Company’s income tax returns, Employee shall promptly repay the disallowed amount to Company.

5.5 Vacations. Employee shall be entitled to have three (3) weeks, non-cumulative vacation during each year of actual employment with Company and forfeits any unused vacation at the time of termination of employment. Employee shall be entitled to an additional one (1) week of vacation for every three (3) years of service thereafter, up to a maximum of four (4) weeks per year.

ARTICLE VI – Disclosure and Assignment of Intellectual Property

6.1 Assignment of Inventions. Employee agrees he will hold in a fiduciary capacity and will promptly disclose and assign to Company all ideas, discoveries, processes, formulas, devices, inventions, intellectual property and improvements (the “Inventions”) coming within the scope of Company’s business or relating to any experimental work carried on by Company or any problems specifically assigned to Employee during the term of this Agreement, conceived by his alone or with others, and whether or not conceived during regular working hours. All such Inventions and all notes, records and data on such Inventions shall be the sole and exclusive property of Company. Employee further agrees to, at any time, but at the expense of Company, promptly execute all documents and to do all other acts Company shall deem necessary to assist Company in:

(a) applying for, obtaining, maintaining and renewing trademarks, servicemarks, and/or letters patent of the United States and/or other countries for any of such Inventions;

(b) assigning, conveying and securing to Company or its nominees sole and exclusive right, title and interest in and to any such Inventions, applications and patents; and

(c) conducting any proceeding or litigation with regard to such Inventions, applications and patents.

Termination of employment shall not release Employee from any obligations contained in this Section, provided their performance shall be in a manner which does not unreasonably interfere with Employee’s then employment or business. Employee shall at no time be entitled to any additional compensation for the services required by this Section, but shall be reimbursed for his reasonable expenses.

6.2 Confidentiality. Employee agrees he will not, directly or indirectly, except as expressly authorized in writing by Company, disclose, publish or otherwise reveal, use, file or patent, either during or subsequent to his term of employment hereunder, any secret or confidential information, data or knowledge, including trademarks, servicemarks, secret processes and any Inventions of Company or those of an affiliated firm which shall not be generally known, whether acquired or developed by Employee in the course of or by reason of such employment or obtained from other employees of Company or any affiliated firm or firms with whom Company has confidential relations.

6.3 Right to Invention. Where Company decides not to patent any Invention, or having patented any Invention does not use the patent or license another under the patent, Company shall give Employee the first right to purchase the Invention or patent or to be licensed under the patent for a fair market price or royalty.

ARTICLE VII – Termination

7.1 By Company. If Employee breaches any of the provisions of this Agreement or his conduct is such as to otherwise constitute Reasonable Cause for discharge as an employee, Company’s Manager or its proper officers may forthwith terminate his employment by written notice. The term “Reasonable Cause” as used herein shall be deemed to include the following:

(a) Employee’s conviction of a felony or Employee’s perpetration of a common law fraud, misappropriation or embezzlement against Company;

(b) Employee being on the job under the influence of alcoholic beverages or illegal drugs;

(c) Employee’s failure to competently perform his duties after written notice from Company management specifying reasonable standards of performance;

(d) Employee’s disregard of Company’s written reasonable polices, regulations and directions after specific written request from Company management for compliance therewith;

(e) Employee’s unauthorized absence from work for a period in excess of five (5) consecutive business days; or

(f) Upon thirty (30) days’ written notice from Company terminating Employee’s employment.

7.2 By Reason of Employee’s Death or Incapacity. Employee’s employment shall terminate upon Employee’s death. Company may terminate Employee’s employment by written notice upon Employee’s incapacity, which shall be deemed to have occurred when:

(a) Employee, because of an injury or illness, cannot adequately perform substantially all of Employee’s employment duties with Company for three (3) consecutive months;

(b) Employee is adjudged incompetent by a court of competent jurisdiction; or

(c) a guardian or conservator of Employee’s person or estate, or both, is appointed by a court of competent jurisdiction.

ARTICLE VIII – Breach

8.1 Breach of Terms. Employee agrees a breach on his part of any of the terms, provisions and conditions of this Agreement will cause such damage to Company as will be irreparable and the exact amount of which will be impossible to ascertain and for that reason agrees Company shall be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any further violation of this Agreement. However, such right to an injunction shall be cumulative and in addition to whatever other remedies Company may have to protect its rights.

8.2 Breach of Covenants. Employee agrees the covenants contained in Articles IV and VI are critical to the ongoing success of Company and, without these covenants, Company would not enter into this Agreement. Therefore, in the event of a breach of any of the covenants in Articles IV and/or VI, Company may, in addition to all of its other remedies at law or in equity, seek an injunction against Employee to stop Employee from continued violations of the covenants or any of them. Further, Employee agrees any breach of a covenant contained in Articles IV and/or VI shall cause immediate and irreparable harm to Company in an amount not readily calculable and for which no adequate remedy at law exists. Employee agrees a bond for such injunction will be adequate if set at not more than One Thousand and No/100 U.S. Dollars ($1,000.00).

ARTICLE IX – Dispute Resolution

9.1 In General. All disputes between Employee and Company not resolved through the internal Problem Resolution Policy, if one then exists, regarding employment-related matters where the claim is for money damages in excess of Twenty-Five Thousand and No/100 U.S. Dollars ($25,000.00), other than claims for worker’s compensation or unemployment benefits, shall be resolved solely through binding resolution by a neutral third party, as set forth in and subject to the Civil Practices and Remedies Code, Section 151.001, et seq (individually, a “Decision-Maker,” and collectively, the “Decision-Makers”). This is an essential element of Employee’s employment relationship and is a condition of Employee’s employment with Company. This Section is intended to be interpreted, construed and governed in accordance with the laws of the State of Texas.

9.2 Notice. Either Employee or Company may commence this dispute resolution proceeding by giving written notice to the other party, stating the dispute resolution process is being commenced, the specific facts which give rise to the dispute, the legal basis, if any, which the notifying party is invoking to support some claim for damages or relief, the relief that the notifying party is seeking and a correct address, phone number and, if available, facsimile number and email address at which the notifying party can be reached (“Notice”). The notifying party shall file a petition in the applicable district court, or other court of original jurisdiction.

Upon receipt of a Notice commencing the dispute resolution process, the receiving party shall have a period of forty-five (45) days in which to serve the notifying party with a written response to the Notice commencing the dispute resolution process, stating the specific facts asserted as a defense to the facts set forth in the Notice and any facts the receiving party asserts support a counter-claim, if any, by the party receiving the Notice against the party sending the Notice.

9.3 Timing. Within sixty (60) days of the commencement of the dispute resolution process, Company shall give to Employee a statement designating the name and address of a person who Company will accept as the Decision-Maker for the dispute. At the same time, Employee shall give to Company a statement designating the name and address of a person Employee will accept as the Decision-Maker for the dispute. Within ten (10) days, the individual designated by Company and the individual designated by Employee shall then choose a third person. The three individuals shall then act as the Decision-Makers for this dispute. Each designated Decision-Maker is required to disclose to all parties within ten (10) days from the date the third Decision-Maker is chosen (i) their employment histories and (ii) any circumstances potentially precluding his from rendering an objective and impartial determination. At such time, either Employee or Company may challenge any Decision-Maker for cause. The merits of the “for cause” challenge shall be determined by the unchallenged Decision-Maker(s). In such case, the party originally choosing the stricken Decision-Maker shall choose another.

Shown below is a recapitulation of the dispute resolution process timeline:

Notice of Commencement of Dispute Resolution Procedure	Notice day
Written response from non-noticed party	45 days from Notice
Designation of Decision-Makers by Company and Employee	60 days from Notice
Third Decision-Maker Chosen	70 days from Notice
Challenges to Decision-Makers Due	80 days from Notice

In the event either party fails to adhere to the time schedule, the other party shall have the right to petition the Court to compel compliance and recover its reasonable and necessary attorneys’ fees and costs for compelling compliance.

9.4 Hearing. The dispute resolution hearing shall be conducted at a time and place designated by the Decision-Makers. The Decision-Makers shall give each party at least thirty (30) days’ written notice of the time and place of the dispute resolution hearing. Either party may request one (1) continuance of the dispute resolution hearing for good cause shown to the Decision-Makers. The Decision-Makers shall strictly follow the timeline set forth herein and the procedures mandated herein, except the Decision-Makers may delay the hearing for a period not to exceed thirty (30) days to accommodate the schedules of any party, unless the parties both agree to any extension beyond the thirty (30) days extension allowed at the discretion of the Decision-Makers.

The dispute resolution process, discovery and the hearing shall be conducted in compliance with the Texas Rules of Civil Procedure and the Rules of Evidence. The Decision-Makers shall enter his ruling, in writing, and shall, upon request of either party, prepare and submit findings of fact and conclusions of law to both parties. An award or ruling by the Decision-Makers shall be entered as a judgment of record in the judicial proceeding and shall be fully subject to appeal as if it was tried in a district court or any other court of original jurisdiction.

9.5 Fees; Expenses. The fees and expenses charged by the Decision-Makers, or costs for the facility at which the dispute resolution hearing is held, shall be paid by Company. All other costs and fees, including attorneys’ fees, shall be assessed by the Decision-Makers as a part of the dispute resolution award.

9.6 Mutual Agreement; No Waiver. Both Employee and Company recognize and agree litigation is expensive and prolonged and both parties will benefit from the procedure in this Section. This Section shall be broadly construed and enforced to favor the dispute resolution process as an efficient and effective way of resolving disputes between Employee and Company. It provides an efficient means for the prompt resolution of any dispute, allowing Employee a prompt resolution to the dispute and minimal loss of earnings from missed workdays and Company a minimal disruption in its workforce and involvement of key management time in the process. Any provision of this Section determined to be unenforceable in any jurisdiction shall not be read or construed to prohibit or exhaust the rights of either Employee or Company to the right to alternative dispute resolution or waiver of the right to trial by jury.

9.7 Waiver of Right to Trial by Jury. Employee and Company hereby WAIVE ALL RIGHTS TO A TRIAL BY JURY FOR MATTERS IN STATE OR FEDERAL COURT.

9.8 Amendment. Company retains the right to amend or terminate this Section, in whole or in part, on ten (10) days written notice to Employee. Any disputes asserted in writing prior to the amendment or termination of this Section shall still be subject to resolution as set forth in this Section.

9.9 Acknowledgement. Employee hereby agrees to abide by this Section, which Employee has received and read. Employee acknowledges his agreement to be bound by this Section is supported by good and adequate consideration. Employee understands and agrees that this Section is not a contract or guarantee of employment of any specific duration.

ARTICLE X – Miscellaneous

10.1 Notices. All notices contemplated in this Agreement shall be in writing and sent by registered or certified mail, postage pre-paid and return receipt requested, by facsimile or by hand delivery and addressed as follows and shall be deemed to have been given upon delivery to the addressee, except to the extent necessary to comply with Notice requirements or procedural laws, codes or statutes of any state in which Employee is employed or engaged:

If to Company:

NCM Financial, LLC.

Attn: Michael A. Noel

P.O. Box 670568

Dallas, TX 75367

If to Employee:

Mr. Michael A. Noel

P.O. Box 670568

Dallas, TX 75367

Addresses for notices may be changed by appropriate notice to all parties.

10.2 Assignment. Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the written consent of the other party; provided, however, upon the transfer of all or substantially all of the assets, business or good will of Company or upon the merger or consolidation of Company with another company this Agreement shall be cancelled and shall thereafter become null and void and of no further force and effect.

10.3 Governing Law. This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Texas.

10.4 Separability. Each covenant or agreement or portion thereof contained in this Agreement shall be independent and separable from all of the other covenants and agreements or portion thereof contained in this Agreement, and the invalidity of such covenant or agreement or portion thereof shall in no way affect the enforceability of any of the other covenants and agreements or portions thereof. Further, any covenant contained herein that is held invalid or otherwise unenforceable by a court of law shall be reformed and modified by such court of law so as to further, to the greatest extent possible, the interests of Company such covenant intends to protect.

10.5 Surrender of Records and Property. Upon termination of his employment for any reason, Employee shall promptly return to Company all originals and copies thereof of all records, equipment, files, letters, notes, computers, printers, cell phones, customer lists or references, sales and price lists, technical data and literature, catalogs, keys, credit cards and all other property belonging to or supplied by Company.

10.6 Captions; Entire Agreement. The paragraph headings in this Agreement are for convenience only and form no part of this Agreement. This Agreement constitutes the entire agreement of the parties and supersedes, cancels and annuls any and all previous contracts, agreements, arrangements or understandings between the parties hereto with respect to the matters covered by this Agreement.

10.7 No Oral Modification. This Agreement may not be changed or terminated orally, and no change, termination or waiver of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed change, termination or waiver is sought to be enforced.

10.8 Cooperation. The parties agree to execute any further instruments and to perform any further acts incidental to the performance of this Agreement or to carry out its provisions.

10.9 Effect of Agreement. All rights and obligations hereunder shall inure to the benefit of and be binding upon the heirs, personal representatives, permitted assigns and successors of the parties hereto.

10.10 Survival. Each of the agreements, representations, covenants and warranties contained in this Agreement shall survive indefinitely beyond the Effective Date.

In Witness Whereof, the parties hereto have executed this Agreement to be effective as of the Effective Date.

EMPLOYEE

Signature	Title	Date

/s/ Michael Noel	Employee	September 1, 2012
Michael Noel

COMPANY

NCM Financial, LLC.

a Texas limited liability company

Signature	Title	Date

/s/ Michael Noel	President	September 1, 2012
Michael Noel

As Authorized by the Board of Directors